As filed with the Securities and Exchange Commission on June 12, 2006.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Centennial Bank Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	41-2150446
(State or Other Jurisdiction of	(IRS Employer
Incorporation or Organization)	Identification Number)

1331 Seventeenth Street, Suite 300

Denver, Colorado 80202

(Address, including zip code of principal executive offices)

Centennial Bank Holdings, Inc. 2005 Deferred Compensation Plan

(Full title of the plan)

Zsolt K. Besskó
Executive Vice President, General Counsel and Secretary
Centennial Bank Holdings, Inc.

1331 Seventeenth Street, Suite 300

Denver, Colorado 80202
(303) 296-9600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Title of each Class of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Deferred Compensation Obligations(1)	$15,000,000	100%	$15,000,000	$1,605.00

1.               The Deferred Compensation Obligations are unsecured obligations of Centennial Bank Holdings, Inc. to pay deferred compensation in the future in accordance with the terms of Centennial Bank Holdings, Inc. Deferred Compensation Plan.

2.     Estimated solely for purposes of calculating the registration fee.

PART I

Information Required in the Section 10(a) Prospectus

All information required by Part I to be contained in the prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

Information Required in the Registration Statement

Item 3.           Incorporation of Documents by Reference

Centennial Bank Holdings, Inc. (the “Registrant” or the “Company”) hereby incorporates herein by reference the following documents filed with the Securities and Exchange Commission (the “Commission”):

(a)                                  The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005;

(b)                                 The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006; and

(c)                                  The Registrant’s Current Reports on Form 8-K filed on February 28, 2006, May 17, 2006 and May 31, 2006 (only to the extent any item in such Form 8-K was deemed to be filed and not furnished with the Commission).

All documents filed by the Registrant after the date hereof pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement (other than reports deemed to be furnished with the Commission) and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.           Description of Securities

Under the Amended and Restated Centennial Bank Holdings, Inc. 2005 Deferred Compensation Plan (the “Plan”), the Registrant will provide eligible employees and directors with an opportunity to defer receipt of a portion of their salary, bonus compensation, directors’ fees and other specified compensation (as applicable).  Deferred amounts (along with any discretionary Company contributions) will be credited to an account maintained on the books and records of the Company in the name of the participant and will be considered to be invested in one or more notional investments.  Separate accounts will be maintained to reflect amounts payable on scheduled dates as opposed to termination of the participant’s service with the Company.

The participant’s deferral request, in accordance with the terms of the Plan, will determine the amount of compensation to be deferred. At the time of the deferral request, the participant will specify whether the deferral amount will be paid on a specified date or on termination of service with the Company and the notional investments used to value the amount. To the extent a participant defers shares of Company common stock or elects Company common stock as the notional investment, such deferral amounts will only be paid upon the participant’s termination of service with the Company.  Participants’ account balances will be adjusted from time to time to reflect any additional deferrals made under the Plan, positive or negative returns based on the notional investments chosen by the participants, any contributions made by the Company, and any payments made under the Plan. The Plan does not guarantee any minimum rate of return.  All portions of a participant’s account (other than certain discretionary Company contributions) shall be vested in full at all times.

Participants will be permitted to choose one or more notional investments, in which their accounts may be deemed invested, and to modify such elections at any time (except in the case of deferrals of Company common stock, in which case those amounts will automatically be deemed invested in shares of Company common stock).  The Compensation, Nominating and Governance Committee of the Board of Directors of the Company, as the Plan Administrator, may change, add or eliminate notional investments at any time in its discretion and may limit the availability of one or more notional investments to any participants or group of participants.

The obligation of the Company to pay deferred amounts in accordance with the Plan (the “Deferred Compensation Obligations”) will be unsecured obligations of the Company and will rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. Nothing in the Plan will be construed to give a participant or any other person rights to any specific assets of the Company, its subsidiaries or its affiliates.

No interest or benefit under the Plan can be anticipated, sold, transferred, assigned or encumbered, either voluntarily or involuntarily, by any participant or spouse or beneficiary thereof. Any attempt to so anticipate, sell, transfer, assign or encumber any such interest or benefit shall be null and void and of no force or effect.

Except in the case of separation from service, death, disability or unforeseeable emergency (each, as specified in the Plan), the Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual distribution dates specified by the participants. However, the Company may amend, modify or terminate the Plan at any time except that no such amendment, modification, or termination may reduce any vested deferral amounts.

Item 5.           Interest of Named Experts and Counsel

The validity of the deferred compensation obligations offered hereby has been passed upon by Zsolt K. Besskó. Mr. Besskó is Executive Vice President, General Counsel and Secretary of the Registrant. Mr. Besskó currently owns 52,800 shares of the Registrant’s common stock, 50,000 shares of which are unvested restricted performance stock granted pursuant to the Registrant’s 2005 Stock Incentive Plan.

Item 6.           Indemnification of Directors and Officers

General Corporation Law

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Certificate of Incorporation and Bylaws

The Registrant’s amended and restated certificate of incorporation provides that a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law. The Registrant’s amended and restated bylaws provide for indemnification by the Registrant of any of its directors or officers (as such term is defined in the bylaws) who is or was a director of the Registrant, or, at its request, is or was serving as a director or officer of, or in any other capacity for, any other enterprise, to the fullest extent permitted by law. The bylaws also provide that the Registrant will advance expenses to a director or officer and, if reimbursement of such expenses is demanded in advance of the final disposition of the matter with respect to which such demand is being made, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the Registrant. To the extent authorized from time to time by the Registrant’s board of directors, the Registrant may provide to any one or more of its employees, one or more officers, employees and other agents of any subsidiary or one or more directors, officers, employees and other agents of any other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys’ fees, that are similar to the rights conferred in the Registrant’s bylaws on its directors and officers. The bylaws do not limit the power of the Registrant or its board of directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons otherwise than pursuant to the bylaws.

Indemnification Agreements

In addition, the Registrant has entered into indemnification agreements with its directors and its executive officers. These agreements provide for indemnification by the Registrant to the full extent permitted under Delaware law and set forth the procedures under which indemnification and advancement of expenses will be provided to indemnitees.

Directors’ and Officers’ Liability Insurance

The Registrant maintains policies of insurance under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

Item 7.           Exemption from Registration Claimed

Not applicable.

Item 8.           Exhibits

The exhibits are listed in the exhibit index.

Item 9.           Undertakings

 (a)                               The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on June 12, 2006.

CENTENNIAL BANK HOLDINGS, INC.

By	/s/ Paul W. Taylor
	Name:	Paul W. Taylor
	Title:	Executive Vice President and Chief Financial Officer

Power of Attorney

Each individual whose signature appears below hereby constitutes and appoints Daniel M. Quinn, Paul W. Taylor and Zsolt K. Besskó, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DANIEL M. QUINN
DANIEL M. QUINN	Director and Chief Executive Officer (Principal Executive Officer)	June 12, 2006

/S/ PAUL W. TAYLOR
PAUL W. TAYLOR	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 12, 2006

/S/ JOHN M. EGGEMEYER
JOHN M. EGGEMEYER	Chairman of the Board and Director	June 12, 2006

/S/ DAVID C. BOYLES
DAVID C. BOYLES	Director	June 6, 2006

/S/ G. HANK BROWN
G. HANK BROWN	Director	June 2, 2006

/S/ EDWARD B. CORDES
EDWARD B. CORDES	Director	June 5, 2006

/S/ WILLIAM R. FARR
WILLIAM R. FARR	Director	June 12, 2006

/S/ STEPHEN D. JOYCE
STEPHEN D. JOYCE	Director	June 2, 2006

/S/ RICHARD G. MCCLINTOCK
RICHARD G. MCCLINTOCK	Director	June 12, 2006

/S/ STEVE SHRAIBERG
STEPHEN B. SHRAIBERG	Director	June 4, 2006

/S/ MATTHEW P. WAGNER
MATTHEW P. WAGNER	Director	June 2, 2006

/S/ ALBERT C. YATES
ALBERT C. YATES	Director	June 4, 2006

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Certification of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Registrant’s Form S-1 Registration Statement (No. 333-124855)).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to Registrant’s Form S-1 Registration Statement (No. 333-124855)).

4.3	Amended and Restated Centennial Bank Holdings, Inc. 2005 Deferred Compensation Plan.*

5.1	Opinion of Zsolt K. Besskó, Esq. as to the validity of the Deferred Compensation Obligations.*

23.1	Consent of KPMG LLP.*

23.2	Consent of Fortner, Bayens & Levkulich & Co., P.C.*

23.3	Consent of Zsolt K. Besskó, Esq. (included in his opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

* Filed herewith.